UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 8, 2010

(Date of Report — date of earliest event reported)

DATALINK CORPORATION

(Exact name of registrant as specified in charter)

Minnesota

(State or other jurisdiction of incorporation or organization)

000-29758	41-0856543
(Commission File No.)	(IRS Employer Identification No.)

8170 Upland Circle, Chanhassen, MN 55317-8589

(Address of principal executive offices)

952-944-3462

(Registrant’s telephone number, including area code)

(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

Resignation of Robert R. Beyer as Executive Vice President of Sales and Services

On July 8, 2010, we issued a press release announcing that Robert R. Beyer resigned as our Executive Vice President of Sales and Services to pursue other opportunities.  His resignation was effective at July 8, 2010.

In connection with Mr. Beyer’s resignation, on July 13, 2010, we entered into a separation agreement with Mr. Beyer.  Under the separation agreement, Mr. Beyer will receive a cash severance payment in the amount of $270,000 (less normal tax withholdings).  Mr. Beyer’s unvested restricted stock (18,750 shares) will also become fully vested.  Further, we will directly pay or reimburse him for 12 months of premiums for COBRA coverage.

The separation agreement also provides that for a period of one year, Mr. Beyer will be restricted from soliciting our employees and customers and from soliciting or otherwise communicating with certain companies for the purpose of acquiring the company or its assets.  In addition, Mr. Beyer will give up any right to make a claim against us or our officers and directors as a result of his employment or his separation from employment with us.

M. Shawn O’Grady, our current Executive Vice President of Strategy and Operations, will assume Mr. Beyer’s duties.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits:

	10.32	Separation agreement with Robert R. Beyer, dated July 13, 2010.
	99.1	Press release of Datalink Corporation, dated July 8, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  July 14, 2010

DATALINK CORPORATION

By	/s/ Gregory T. Barnum
Gregory T. Barnum,
Chief Financial Officer